EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated: April 2, 2008

DISCOVERY GROUP I, LLC
for itself and as general partner of
DISCOVERY EQUITY PARTNERS, L.P.

	By	/s/ Daniel J. Donoghue
Daniel J. Donoghue
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/s/ Michael R. Murphy
Michael R. Murphy